Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED  LIMITED LIABILITY COMPANY AGREEMENT OF

RIO VISTA GP LLC

This First Amendment to the Amended and Restated Limited Liability Company Agreement of Rio Vista GP, LLC, dated effective as of 11:00 a.m. Central Standard Time December 28, 2010 (the “First Amendment”), is executed by Central Energy, L.P. a Delaware limited partnership (“Central LP”), in its capacity as the sole Member of Rio Vista GP LLC (the “Company”).  Capitalized terms used, and not otherwise defined, herein shall have the same meaning as set forth in the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 16, 2004 as amended to date (the “Operating Agreement”).

WHEREAS, Central LP is the sole Member of the Company; and

WHEREAS, in Company Agreement may be amended in accordance with Section 13.8 thereof; and

WHEREAS, the Board of Managers and Central LP have determined that it will be in the best interest of the Company to amend the Operating Agreement to (a) change the name of the Company and (b) reduce the minimum number of Managers who may serve on the Board of Managers of the Company.

NOW, THEREFORE, the undersigned sole Member of the Company agrees to amend the Operating Agreement as follows effective as of the date set out above:

1.           Amendment of Name of Company.  The name of the Company is hereby amended to Central Energy GP LLC and each reference to Rio Vista GP LLC in the Operating  Agreement is amended to be a reference to the new name of the Company, to wit, Central Energy GP LLC.

2.           Amendment of Section 5.2(a) of the Company Agreement.  The first sentence of Section 5.2(a) of the Company Agreement is hereby amended to read as follows:

“The Board of Managers shall consist of a number of Managers determined by a Majority Interest from time to time: provided; that the Board of Managers may not consist of less than two Managers.

3.           Effect of this Amendment.  Except as expressly provided in this First Amendment, the Company Agreement is reaffirmed and remains in full force and effect.

5.           Incorporation by Reference.  The provisions of the Company Agreement, including without limitation Article 15 (Miscellaneous), are incorporated herein by reference.  All references to “this Agreement” contained in such provisions shall be deemed to refer to the Operating Agreement, as amended by this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the  Amended and Restated Limited Liability Company Agreement of the Company as of the day and year first set forth above.

SOLE MEMBER:

CENTRAL ENERGY, LP

By: Central Energy, LLC
Its: General Partner

By: /s/ Imad Anbouba
Name: Imad Anbouba
Title: Managing Member

By: /s/ Carter R. Montgomery
Name: Carter R. Montgomery
Title: Managing Member